Exhibit 5.1

171 17th Street NW Suite 2100 Atlanta, GA 30363 Direct Phone: 404.873.8500 Facsimile: 404.873.8501

May 21, 2025

Catheter Precision, Inc.

1670 Highway 160 West, Suite 205

Fort Mill, South Carolina

Ladies and Gentlemen:

We have acted as counsel to Catheter Precision, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on May 21, 2025. The Registration Statement relates to the offer and sale of up to 12,859,716 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share, by the Selling Stockholders identified below and listed in the prospectus which forms a part of the Registration Statement (the “Prospectus”). The Shares offered by the Selling Stockholders consist of 8,574,000 Shares underlying Series B Convertible Preferred Stock (“Series B Preferred”) and 4,285,716 Shares underlying Series L Common Stock Purchase Warrants (“Series L Warrants”), which were sold in a private placement (the “PIPE”) on May 12, 2025, pursuant to a Securities Purchase Agreement entered into with Mercer Street Global Opportunity Fund, LLC, WVP Emerging Manager Onshore Fund, LLC -- Structured Small Cap Lending Series, and C/M Capital Master Fund, LP (the “Selling Stockholders”) as described in more detail in the Company’s periodic reports and other documents filed with the U.S. Securities and Exchange Commission.

The offers and sales referenced above are to be made as set forth in the Prospectus and as to be set forth in one or more supplements to the Prospectus. The Securities are being registered for offering and sale from time to time as provided by Rule 415 under the Securities Act.

We have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (a) the certificate of incorporation of the Company, as amended (the “Certificate of Incorporation”), (b) the amended and restated Bylaws of the Company (the “Bylaws”), (c) certain records or other evidence of actions taken by the Company’s Board of Directors, (d) the Registration Statement and exhibits thereto, and the Prospectus, (e) the Securities Purchase Agreement, Series L Warrants, and other documents pertaining to the PIPE and the securities sold thereunder, and (f) such other documents as we have deemed necessary or appropriate for purposes of this opinion.

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In such examination, we have assumed: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed; (d) that the Registration Statement, and any amendments thereto (including post‑effective amendments), will have become effective under the Act; (e) that a Prospectus Supplement, to the extent necessary, will have been filed with the Commission describing the securities offered thereby; (f) that the Shares will be issued and sold in compliance with applicable U.S. federal and state securities laws and in the manner stated in the Registration Statement and any applicable Prospectus Supplement, and in the manner and on the terms and conditions set forth in and required by the Series L Warrants and the Series B Preferred; (g) the legal capacity of all natural persons; (h) after the issuance of any Shares offered pursuant to the Registration Statement, the total number of issued shares of the Company’s common stock (“Common Stock”), together with the total number of shares of Common Stock issuable upon the exercise, exchange, conversion or settlement, as the case may be, of any exercisable, exchangeable or convertible security (including without limitation any Preferred Stock, Warrant or Unit) then outstanding, will not exceed the total number of authorized shares of Common Stock available for issuance under the Company’s certificate of incorporation as then in effect; and (i) at the time of the issuance of the Shares, the Company will be validly existing as a corporation and in good standing under the laws of the State of Delaware. We have also assumed the authority of persons signing any documents on behalf of parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of the officers and other representatives of the Company. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.

Based on and subject to the foregoing, we are of the opinion that:

1. The Shares underlying the Series B Preferred, when issued by the Company upon conversion of the Series B Preferred in accordance with the terms of that instrument, will be duly authorized, validly issued, fully paid and nonassessable.

2. The Shares underlying the Series L Warrants, when issued by the Company against payment therefor in accordance with the terms of the Series L Warrants, will be duly authorized, validly issued, fully paid and nonassessable.

It is understood that this opinion is to be used only in connection with the offer and resale of the Shares while the Registration Statement is in effect. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. We express no opinion as to the laws of any other jurisdiction, other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

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We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm wherever it appears in the Registration Statement, the Prospectus, any Prospectus Supplement, and in any amendment or supplement thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Shares.

Very truly yours, /s/ Arnall Golden Gregory LLP Arnall Golden Gregory LLP